Exhibit 21

Spectral AI Annual Report on Form 10-K

For Fiscal Year Ended December 31, 2023

Subsidiaries of Spectral AI Inc.

The following are the only subsidiaries of Spectral AI, Inc.:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Spectral MD, Inc.	Delaware
Spectral MD Holdings LLC	Delaware
Spectral MD UK Limited	United Kingdom
Spectral Deepview Limited	Ireland